Southern California Edison Company

                              Rosemead, California

        Refrigerator Recycling and Hazardous Materials Disposal Agreement




1.       PARTIES

         The parties to the Agreement are Appliance Recycling Centers of America, Inc., the entity responsible for the performance of the Work as one Party (hereinafter referred to as "Contractor"), and Southern California Edison Company, a California Corporation (hereinafter referred to as "Edison") as the other Party.

2.       RECITALS

         The Agreement is entered into with reference to the following facts, among others:

         2.1 Edison and Contractor are currently parties to a contract dated August 19, 1993 for Contractor's performance of refrigerator recycling and hazardous materials disposal, which contract has been modified to date by Purchase Order K1113911, dated November 23, 1993, and by numerous change orders (said contract, Purchase Order, and change orders hereinafter referred to as the "Initial Contract".)

         2.2 Said Initial Contract implements a Refrigerator Recycling Program ("Program") for the removal of older, inefficient second refrigerators and freezers ("Refrigerators and Freezers") from Edison Customer residences thereby reducing the load demand on the electrical system.

         2.3 Edison desires to continue and increase its efforts to reduce the load demand on the electrical system through the further removal of older inefficient second Refrigerators and Freezers.

         2.4 Edison desires to ensure the safe, lawful recovery and recycling or lawful disposal, as necessary, of CFCs, PCBs, and Hazardous Materials.

         2.5 In furtherance thereof, Edison desires to increase and extend the Program by contracting with Contractor for the comprehensive management of the Program.

         2.6 Contractor desires to contract with Edison for the continued comprehensive management of the Program, said management to include collection and dismantling of second Refrigerators and Freezers; removal of CFCs, PCBs and other Hazardous Materials from collected Refrigerators and Freezers; handling storage and legal disposal of compressor oil, PCBs and other Hazardous Materials; recycling of metal, sulfur dioxide, and CFCs; providing incentives to participating Edison Customers who relinquish second Refrigerators and Freezers; and performance of a customer survey.

         2.7 Contractor represents (i) that it has knowledge of the Metallic Discard Act, effective January 1, 1994, which prohibits the disposal of Refrigerators and Freezers in landfills and requires that Refrigerators and Freezers be shredded for metal recovery following removal of CFCs, PCBs, and other Hazardous Materials contained in discarded Refrigerators and Freezers, (ii) that it has knowledge of the hazards associated with the removal, handling, storage, recycling, and legal disposal of Hazardous Materials, (iii) that it has experience and expertise in such removal, handling, storage, recycling, and legal disposal, (iv) that it uses only qualified personnel, (including subcontractor's and agent's personnel) who have been instructed and certified in the proper safety procedures to be used in such removal, handling, storage, recycling, or legal disposal, and (v) that it has purchased property and has established and will continue to operate and maintain its recycling center on said purchased property in the City of Compton or other area acceptable to Contractor and Edison.

         2.8 Contractor has entered into a similar agreement with the Los Angeles Department of Water and Power ("DWP") which contract is due to expire on or before November 30, 1996, and may be entering into agreements with other utilities or agencies.

         2.9 The Parties hereto desire to set forth terms and conditions under which the aforesaid management services shall be performed and which shall constitute the Parties' agreement.

3.       AGREEMENT

         3.1 In consideration of the aforesaid Recitals, the mutual covenants contained herein, the payments and agreement to be made and performed by Edison as set forth in the pricing schedules, attached hereto as Exhibits A and B incorporated by reference herein, Contractor shall perform the Work and its associated obligations as an independent contractor.

         3.2 This Agreement shall be incorporated in a Purchase Order as the terms and conditions for performing the work.

4.       DEFINITIONS

         4.1 Agreement: This document, the terms and conditions contained in this Agreement as amended from time to time.

         4.2 Basic Recycling Charge: Per-unit price for services performed by Contractor under scope of work except for CFC-11 recovery services and bond purchasing, incentive and financing services.

         4.3      CFCs: Chlorofluorocarbons

         4.4 CFC-11: Chlorofluorocarbons contained in refrigerator and freezer insulating foam.

         4.5 CFC-11 Recovery Charge: Per-unit price for removal and recycling of CFC-11 from refrigerator and freezer insulating foam.

         4.6 Change Order: Document issued by Edison to Contractor to change a Purchase Order.

         4.7 Combined Volume: Edison's Specified Volume combined with DWP's Specified Volume for each or any Contract Year; provided, however, that if DWP chooses not to participate in the Program in the Second Contract Year, its Specified Volume for said year shall be deemed to be zero.
                  DWP's Specified Volume for the First Contract Year is 10,000.

         4.8 Comparable Programs: Utility sponsored Recycling Programs similar to scope of work described in this Agreement.

         4.9 Contract Year: The First Contract Year or the Second Contract Year, as applicable, and/or each successive 12 month period thereafter.

         4.10 Documentation: Specifications, procedures, instructions, reports, test results, analyses, calculations, manuals, and other data specified in the Purchase Order, Change Order, this Agreement, and any amendment to this Agreement, as required by any legal entity having jurisdiction over the Work.

         4.11 Edison's Specified Volume: The number of units to which Edison commits for each or any Contract Year.

         4.12 Eligible Customers: Residential customers in Edison service territory who meet the customer eligibility criteria in
                  Section 7.

         4.13 Eligible Freezers: Freezers that meet the Program appliance eligibility criteria as set forth in Section 7.

         4.14 Eligible Refrigerators: Second refrigerators that meet the Program appliance eligibility criteria as set forth in Section 7.

         4.15 First Contract Year: The period beginning on October 20, 1995 and ending on December 31, 1996.

         4.16 Freezer: A freezer which provides supplementary cold storage to a primary freezer or to the freezer section located within the primary refrigerator in a residential household.

         4.17 Hazardous Materials: Any substance or material which has been designated as hazardous or toxic by the U.S. Environmental Protection Agency, the California Department of Toxic Substances Control and/or any other governmental agency now or hereinafter authorized to regulate materials in the environment, including, but not limited to "Materials which require special handling" as defined in California Public Resources Code Section 42167, which is contained in or is derived from the Refrigerators or Freezers.

         4.18 Other Specified Volumes: The number of units collected by Contractor from other utilities pursuant to Comparable Programs for any applicable year.

         4.19     PCB: Polychlorinated Biphenyl

         4.20 Participation Percentage: The percentage of the applicable Specified Volume as reflected by the number of units actually collected or paid for by either Edison or DWP.

         4.21     Program: Refrigerator Recycling Program defined by this
                  Agreement.

         4.22 Program Participants: Eligible customers who turn in qualifying Refrigerators or Freezers.

         4.23 Purchase Order: Document issued by Edison to Contractor and executed by the Parties, which incorporates, by reference, this Agreement.

         4.24 Recycling Center: The site at which Contractor will process Refrigerators and Freezers, remove CFCs, PCBs and other Hazardous Materials, and recycle or legally dispose of Hazardous Materials.

         4.25 Second Contract Year: The period beginning on January 1, 1997 and ending December 31, 1997.

         4.26 Second refrigerator: Surplus refrigerator utilized by customer concurrently with primary refrigerator.

         4.27 Specified Volume: The number of units to which Edison or DWP commits for each or any Contract Year.

         4.28 Subcontractor: Either an entity contracting directly with Contractor to furnish services or materials as part of or directly related to, the Work; or an entity contracting with Subcontractor of any tier to furnish services or materials as a part of, or directly related to, the Work.

         4.29 Work: Any and all obligations of Contractor to be performed pursuant to this Agreement or a Purchase Order incorporating this Agreement, such as Refrigerator and Freezer collection, Refrigerator and Freezer processing, handling, storing, recycling, and legal disposal, of Hazardous Materials and Documentation preparation.

5.       CONTRACT DOCUMENTS

         5.1 The contract between the Parties shall consist of the following documents: Change Orders, Purchase Order, this Agreement, and any amendments to this Agreement. In the event of conflicting provisions within the contract, the provisions of the contract shall govern in the following order:

                  5.1.1 Amendments to the Agreement in chronological order from the most recent to the earliest;

                  5.1.2 Change Orders incorporating and reflecting any Amendments to the Agreement in chronological order from the most recent to the earliest.

                  5.1.3    This Agreement.

                  5.1.4    Purchase Order incorporating this Agreement.

         5.2 Each party shall notify the other immediately upon the determination of any such conflict or inconsistency.

6.       SCOPE OF WORK

         6.1 Contractor shall be responsible for customer services including provision of inbound 800 telephone numbers for Customers' use and all communication services, scheduling of Refrigerator and Freezer collection appointments, verification of customer and appliance eligibility, and documentation of customer data.

         6.2 Contractor shall (i) collect all Eligible Refrigerators and Eligible Freezers from Customers' residences within 10 to 15 working days from the date of initial customer contact (unless otherwise requested by the customer, in remote areas of the service territory, or approved by Edison's program manager because of program response in excess of the Edison's Specified Volume for which approval shall not be unnecessarily withheld, and collection shall be no later than 25 working days from the date of the initial customer contract, unless otherwise requested by customer), (ii) ensure Refrigerator or Freezer is an operating unit before removal from residence,
                  (iii) disable the unit prior to leaving pick-up location, and
                  (iv) process unit at its Recycling Center.

         6.3 Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the dismantling of Refrigerators and Freezers, processing of metal panels and components, recycling of recovered scrap metal, removal, recycling, or lawful disposal of Hazardous Materials.

         6.4 Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the removal and management of all capacitors found in Refrigerators and Freezers, and the removal and disposal of compressor oil, PCBs, and other Hazardous Materials from the time Contractor collects Refrigerators and Freezers pursuant to this Agreement.

         6.5 Contractor shall document and maintain records for services under this Agreement, or the Purchase Order, incorporating this Agreement, as follows:

                  6.5.1 A Customer Comment Tracking System for recording customer inquiries, complaints, and positive feedback.

                  6.5.2 Appliance Turn-in Order Form to collect data such as customer name, address, home and work phone numbers; utility account number, Refrigerator or Freezer manufacturer's name; Refrigerator or Freezer model and style; defrost type; color, size, and estimated age of unit; location of Refrigerator or Freezer within the residence; amperage, final disposition code (which indicates operating condition of Refrigerator or Freezer), identification of units containing CFC-11; special pick-up instructions (if applicable); and signature of customer following customer certification that the unit is a Second Refrigerator or Freezer in continuous use for a minimum of six months and that in the event refrigerator or freezer is discovered not to be an Eligible Refrigerator or Freezer as certified, customer acknowledges liability to Edison for recycling costs.

                  6.5.3 Compilation of data in paragraphs 6.5.1 and 6.5.2 in electronic mode, employing the Microsoft XCEL software program.

         6.6 Contractor shall conduct a customer survey, comparable to Exhibit C, attached and incorporated by reference herein, using a stratified purposeful sample of 5 to 20% of the Program Participants. The stratification and frequency of the survey may be modified periodically by Edison, provided that an Amendment to this Agreement or a separate agreement shall be entered into if any such modification necessitates unreasonable labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Basic Recycling Charge. The purpose of the survey shall be to elicit information such as appliance use, customer demographics and customer satisfaction. Stratification and frequency of survey shall be modified periodically as determined by Edison provided modified survey is comparable to Exhibit C.

         6.7 Contractor and Edison shall establish and implement a financial incentive service as follows:

                  6.7.1 The incentive will be a savings bond with a face value of Fifty dollars ($50.00) or, in the alternative, a check in the amount of Twenty Five Dollars ($25.00).

                  6.7.2 Contractor shall provide Edison with a weekly listing for approval of Customers qualifying for bonds or checks. Customers qualifying for the incentive are Program Participants who turn in an Eligible Refrigerator or Freezer for which Edison will pay a per-unit price as set forth in paragraph 10.1.

                  6.7.3 Contractor shall send customer list to Minneapolis Federal Reserve District and purchase bonds, obtain Edison's approval for listed customers and send bonds to customers. If the customer requests a check as an incentive, then Contractor shall issue a check to customer and Edison shall reimburse Contractor for such incentives in accordance with Section 9.5.1.

                  6.7.4 Upon reimbursement by Edison to Contractor of the incentives under Section 9.5.1 of this Agreement, Edison shall be under no further obligation with respect to reimbursement of such amounts and such reimbursement shall constitute full payment to Contractor on behalf of the program Participants entitled to incentives. Moreover, upon Edison's payment to Contractor of the amounts described above, Contractor shall be deemed the holder of such property as far as the interests of the Program Participants entitled thereto are concerned for any and all purposes, including, but not limited to, complying with the unclaimed property laws of California and any and all other applicable states. At no time after such reimbursement to Contractor is Edison to assume any responsibility for other disposition of such amounts and shall not be entitled to the reversion of any amounts so paid.

                  6.7.5    Customers eligible for the Program pursuant to
                           Section 7.3.4, below, shall not be entitled to receive the bond or check incentive provided for by this Agreement for any units otherwise eligible for the Program.

         6.8 Contractor shall provide Edison with reports for the services performed under this Agreement as follows:

                  6.8.1 A monthly report, provided no later than the 15th day of the month, listing the number of Refrigerators and Freezers processed through the Recycling Center during the previous month and containing size in cubic feet, year of manufacture, style, and defrost type.

                  6.8.2 A quarterly report, presented within 15 days of the new quarter, summarizing the monthly report information from the previous quarter and containing environmental data such as an estimated breakdown of amount of refrigerants recovered; number of pounds of capacitors removed; number and size of CFC-11 units and amount of CFC-11 recovered; amount of sulfur dioxide recovered, amount of compressor oil recycled, and weight of metals and nonrecyclable materials sold for shredding.

                  6.8.3 A quarterly report presented within fifteen (15) days of the new quarter summarizing the monthly Customer Comment Tracking System information in Section 6.5.1.

                  6.8.4 By the 15th day of January, April, July and October of each calendar year during the term of this Agreement, Contractor shall provide Edison with quarterly aging reports indicating the number of Refrigerators and Freezers that were collected during the preceding quarter and that were scheduled for collection from customers during that quarter, the date of the initial contact with the Customer, the date or dates the appliance was scheduled for collection, and the actual collection date.

                  6.8.5 Annual summary reports covering all activity requested in quarterly reports plus information from any incomplete quarter.

                  6.8.6 An annual report by January 31 of each year of all amounts paid by Contractor in compliance with any unclaimed property laws pursuant to Section 6.7.4, hereof.

                  6.8.7 Upon reasonable written request from an authorized representative of Edison, special and nonrecurring reports during course of program. Such report content will be developed by the parties in anticipation of requests from the CPUC, Edison internal audits, or compilation of data relevant to Rebuild LA activities. An amendment to this Agreement or a separate agreement shall be entered into only if any such report necessitates unreasonable labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Basic Recycling Charge.

7.       Customer and Refrigerator Eligibility

         7.1 Customer eligibility for the Program shall depend on the following:

                  7.1.1 Customer is a resident in the Edison service territory and occupies a single-family residential (Domestic Rate) or multi-unit dwelling or mobile home.

                  7.1.2 Customer owns the Eligible Refrigerator or Freezer or possesses written consent from the Refrigerator or Freezer owner to turn in Eligible Refrigerator or Freezer.

                  7.1.3 Customer turns in no more than two Eligible Refrigerators and two Eligible Freezers per year unless written Edison approval is obtained for any additional Refrigerator or Freezer.

         7.2      Commercial customers do not qualify for the Program.

         7.3 Refrigerator and Freezer eligibility for the Program shall depend on the following:

                  7.3.1 Refrigerator or Freezer must be capable of cooling or freezing, or both, as applicable, at time of collection.

                  7.3.2 Refrigerator or Freezer minimum size is 10 cubic feet and maximum size is 25 cubic feet.

                  7.3.3 Refrigerator or Freezer is certified by the customer to have been in use for a minimum of six months as a Second Refrigerator or Freezer, as the case may be.

                  7.3.4 Subcontractors who provide new refrigerators to participants in Edison's Direct Assistance Refrigerator Replacement Program may turn in the working refrigerator that was replaced by an energy efficient model to Contractor. The limit imposed above under Section 7.1.3 shall not apply to such subcontractors. No freezers may be accepted by Contractor from such subcontractors. Subcontractors shall be allowed to deliver replaced refrigerators to Contractor's facilities for recycling. Refrigerators collected pursuant to this Section 7.3.4 shall count towards Edison's Specified Volume at a ratio of three refrigerators collected for one Specified Volume unit. For example, if 300 units are collected by Contractor pursuant to this Section 7.3.4, Edison shall receive credit for 100 units against its Specified Volume. Contractor shall not be responsible for determining the eligibility requirements for said units. Contractor's record keeping requirements for purposes of units collected pursuant to this Section
                           7.3.4 shall be adjusted to reflect the scope of Contractor's work pursuant to this Section 7.3.4. All costs associated with the Direct Assistance Refrigerator Replacement Program, whether said costs are Edison's costs or Contractor's costs, and whether said costs are direct or indirect, shall not be included for purposes of determining the TRC and UC ratios for the Refrigerator Recycling Program addressed and defined below in Section 19.3.

         7.4 Commercial refrigerators, ammonia-containing gas refrigerators, commercial freezers, and room air conditioners do not qualify for the Program.

8.       OWNERSHIP AND CONFIDENTIALITY

         8.1 All information disclosed by Edison during meetings or negotiations with regard to the Program, and any information contained in drawings, specifications, technical reports, and data provided by Edison to Contractor during performance of this Agreement shall be held in confidence by Contractor and used only for the performance of the Work pursuant to this Agreement.

         8.2 Contractor, its employees, and any subcontractors shall not disclose any Program or customer information to any person other than Edison's personnel either during the term of this Agreement or after its completion, without Contractor having obtained the prior written consent of Edison, except as provided by lawful court order or subpoena and provided Contractor gives Edison advance written notice of such order or subpoena. Prior to any approved disclosure, persons receiving said information, including Contractor, its employees, or third parties, must enter into a nondisclosure agreement with Edison. Contractor agrees to require its employees and subcontractors to execute a nondisclosure agreement prior to performing any services under this Agreement.

         8.3 All material provided by Edison to the Contractor during the performance of this Agreement shall be returned to Edison after this Agreement is terminated or at the request of Edison. The Contractor shall not duplicate any material furnished by Edison without prior written approval from Edison.

         8.4 All information, material, and documents prepared or caused to be prepared under this Agreement by Contractor shall become the property of Edison. Such information, or derivative information, materials, and documents, shall be used by the Contractor only for work done directly for Edison, shall not be used in Contractor's general course of business, and shall neither be disclosed nor revealed in any way to a third party without the prior express written consent of Edison.

         8.5 All information disclosed by Contractor to Edison during meetings or negotiations with regard to the Program, and any information contained in drawings, specifications, technical reports, and data provided by Contractor to Edison during performance of this Agreement, shall be held in confidence by Edison, and used only in relation to the Work pursuant to this Agreement.

         8.6 Except as required by the CPUC, Edison, its employees and any subcontractors of Edison shall not disclose any confidential or proprietary information of Contractor ("Contractor's Confidential Information") to any person other than Contractor's personnel, either during the term of the Agreement, or after its completion, without having obtained the prior written consent of Contractor. By way of example, Contractor's Confidential Information shall include, without limitation, Contractor's systems for oil degassing, CFC recovery, CFC-11 recovery and Contractor's computer software. Prior to any approved disclosure, persons to receive Contractor's Confidential Information, including Edison, its employees or any third-party, must enter into a nondisclosure agreement with Contractor. Edison agrees to require its employees to execute appropriate nondisclosure agreements prior to any contact with, or evaluation of Contractor's Confidential Information.

         8.7 Edison agrees that, without the prior written consent of Contractor, it will not, during the term or after termination of this Agreement, directly or indirectly, disclose to any individual, corporation, or other entity, or use for its own or such other's benefit, any of Contractor's Confidential Information, whether reduced to written or other tangible form, which:

                  8.7.1 Is not generally known to the public or in the industry;

                  8.7.2 Has been treated by the Contractor or any of its subsidiaries as confidential or proprietary; and

                  8.7.3 Is of a competitive advantage to Contractor or any of its subsidiaries and in the confidentiality of which the Contractor or any of its subsidiaries has a legally protectable interest.

         8.8 Contractor's Confidential Information which becomes generally known to the public or in the industry, or, in the confidentiality of which, the Contractor and its subsidiaries cease to have a legally protectable interest, shall cease to be subject to the restrictions of this Paragraph 8.

9.       COMMERCIAL TERMS

         9.1      Payment

                  No payment shall be made under this Agreement until Edison has received a signed "Acceptance Copy" of the Purchase Order from Contractor. Edison shall pay to Contractor, as full compensation for completing the Work, the prices set forth in Exhibits A and B in accordance with the payment provisions set forth in paragraphs 9.2 through 9.7.

         9.2      Summary of Charges

                  9.2.1 Basic Recycling Charge Edison shall pay to Contractor a per-unit Basic Recycling Charge for the greater of the number of units collected, or specified per section 9.3.2 below, pursuant to this Agreement at the price or prices set forth in Section 9.3 below. The Basic Recycling Charge covers the scope of work described in paragraph 6.1 through 6.9 excluding CFC-11 Recovery and Bond or incentive purchasing and financing services.

                  9.2.2 CFC-11 Recovery Charge Edison shall pay to Contractor a per-unit CFC-11 Recovery Charge for the greater of the number of units collected, or specified in section 9.3.2 below, pursuant to this Agreement at the price or prices set forth in Section 9.4, below.

                  9.2.3 Bond or Incentive Cost and Finance Charges. Edison shall pay to Contractor bond and incentive costs and finance charges as specified in Section 9.5, below.

                  9.2.4 Other Charges. All other costs for services shall be negotiated between the parties and implemented by an amendment to the Agreement.

         9.3      Pricing - Basic Recycling Charge

                  9.3.1 The per-unit Basic Recycling Charge to be paid by Edison for the First Contract Year and the Second Contract Year shall be as set forth on Exhibit A and is based upon the Combined Volume of units specified by Edison and DWP prior to the commencement of each such Contract Year. If DWP enters into an agreement with Contractor to extend its agreement, or enters into a new agreement, for a Comparable Program, for the Second Contract Year, then the per-unit Basic Recycling Charge to be paid by Edison for the Second Contract Year shall be as set forth on Exhibit "A" and shall be based upon the Combined Volume of units specified by Edison and DWP.

                  9.3.2 On or prior to the commencement of each Contract Year, Edison shall commit to, and notify Contractor of the number of units it wishes Contractor to collect for the ensuing year ("Edison's Specified Volume"). Contractor shall obtain a similar number from DWP each such year ("DWP's Specified Volume"), provided that DWP has decided to participate that year. The combination of Edison's Specified Volume and DWP's Specified Volume shall be defined as the Combined Volume. The price column on Exhibit A applicable for such Contract Year shall be identified by that number of units most closely approximating and equal to or less than the Combined Volume chosen by Edison and DWP.

                  9.3.3 Units collected from Edison's customers or paid for by Edison and units collected from DWP's customers or paid for by DWP and Other Specified Volumes shall all be counted toward the Combined Volume and as units collected on Exhibit A within the pricing column determined in subsection 9.3.2, above, applicable for said year.

                  9.3.4 Edison's Specified Volume for each of the First and Second Contract Years for purposes of subsection
                           9.3.2 shall be 30,000 units. Units collected in connection with Edison's Direct Assistance Refrigerator Replacement Program under Subsection
                           7.3.4 shall be counted towards Edison's Specified Volume at the rate of three units collected pursuant to Subsection 7.3.4 to equal one unit counted towards Edison's Specified Volume.

                  9.3.5 Edison shall receive a $5.00 per unit credit against the Basic Recycling Charge for the first 15,271 units collected after July 31, 1996, excluding units collected pursuant to Subsection 7.3.4.

         9.4      Pricing - CFC-11 Recovery Charge

                           9.4.1 The per-unit CFC-11 Recovery Charge to be paid by Edison shall be as set forth on Exhibit B, assuming an initial experience rate of 48%. The price column on Exhibit B, applicable for such Contract Year, shall be identified by that number most closely approximating, and equal to or less than, the Combined Volume chosen for such Contract Year. If the DWP enters into an agreement with Contractor to extend its agreement, or enter into a new agreement, for a Comparable Program, then the per unit CFC-11 Recovery Charge to be paid by Edison for the Second Contract Year shall be as set forth on Exhibit B and shall be based upon the Combined Volume of units specified by Edison and DWP. Edison and Contractor are exploring other methods of cost recovery of the per-unit CFC-11 Recovery Charge from that provided in this Subsection. If other methods are identified which are reasonably agreeable to Edison and Contractor, then the parties hereto agree to participate in good faith negotiations to further amend this Agreement to provide for such alternative method or methods of cost recovery of the CFC-11 Recovery Charge. In no event shall such alternative cost recovery method result in an increase in the per-unit fee of CFC-11 Recovery Charge paid to Contractor.

                  9.4.2 At the end of each quarter, Contractor shall adjust its pricing for such quarter to reflect the difference between the actual number of units processed containing CFC-11 foam and the estimated number of such units. Contractor shall immediately invoice or credit Edison accordingly.

         9.5      Pricing - Bond or Incentive Costs and Finance Charges

                  9.5.1 Edison shall reimburse Contractor for the cost of each bond or incentive payment distributed to Program Participants.

                  9.5.2 Edison shall pay to Contractor monthly interest at the rate of three-quarter of one percent (0.75%) on the average monthly balance of the outstanding bond or incentive costs.

         9.6      Combined Volume Commitment

                  In any Contract Year in which the Combined Volume is not achieved, and if Edison has not met it Specified Volume for such year, Edison shall pay to Contractor a Basic Recycling Charge and CFC-11 Recovery Charge on its proportionate share of the shortfall with said share determined by the process described in 9.6.2.

                  9.6.1 The shortfall shall be determined by subtracting from the Combined Volume all units collected from Edison and DWP for said year and further subtracting Other Specified Volumes.

                  9.6.2 In any year in which DWP has decided to participate in the Program, the shortfall shall be paid by Edison and/or DWP in full in accordance with the following:

                           9.6.2.1 The utility (Edison or DWP) with the lower Participation Percentage will contribute to said shortfall until its Participation Percentage equals the higher Participation Percentage of the other utility.

                           9.6.2.2 The Participation Percentage shall be determined by dividing either Edison's or DWP's actual units collected or paid for by Edison's or DWP's Specified Volume respectively.

                                                     Actual Units
                                                     ------------
                                                   Specified Volume

                           9.6.2.3 The remaining shortfall, if any, after application of 9.6.2.1 and 9.6.2.2 will be paid by Edison and/or DWP on a pro rata basis consistent with the ratio of the Specified Volume to the Combined Volume.

                                                     Specified Volume
                                                     ----------------
                                                      Combined Volume

                           9.6.2.4 In any year in which DWP has decided not to participate in the Program, the shortfall as determined pursuant to
                                        Section 9.6 shall be paid by Edison.

                  9.6.3 In no Contract Year shall Edison's payment pursuant to this Section 9.6 exceed its Specified Volume.

                  9.6.4 For purposes of this Section 9.6 the CFC-11 Recovery Charge shall be calculated upon actual percentage results achieved from the most recent quarter applicable to said year (or in absence thereof, 20%) at the pricing column in Exhibit B.

                                    EXAMPLE:

                           9.6.4.1  Edison's Specified Volume for year 1 is
                                    60,000

                           9.6.4.2  DWP's Specified Volume for year 1 is 15,000

                           9.6.4.3  Combined Volume = 75,000

                           9.6.4.4  Other Specified Volume = 6,000

                           9.6.4.5  Units actually collected for Edison = 30,000

                           9.6.4.6  Units actually collected for DWP = 9,000

                           9.6.4.7 Shortfall = Combined Volume (75,000) -Other Specified Volume (6,000) - Units collected for Edison (30,000) - Units collected for DWP (9,000) = 30,000

                                    75,000 - 6,000 - 30,000 - 9,000 = 30,000

                           9.6.4.8 Contractor is entitled to 30,000 from Edison and/or DWP

                           9.6.4.9  Edison's Participation Percentage =

                                            Actual Units Collected or Paid For
                                            ----------------------------------
                                                      Specified Volume

                                                          = 30.000
                                                            ------
                                                            60,000  =       50%

                                    Edison has achieved half of its
                                    Participation Percentage.

                           9.6.4.10 DWP's Participation Percentage =
                                             9,000 = 60%
                                             -----
                                            15,000

                                    DWP has achieved 60% of its Participation
                                    Percentage.

                           9.6.4.11 Edison must first contribute to the
                                    shortfall until its Participation Percentage reaches DWP's Participation Percentage or until Edison reaches its Specified Volume. For Edison to reach DWP's Participation Percentage of 60%, Edison must add 6000 units to the units actually collected for Edison.

                           30,000 (actually collected) + 6000 units = 60%
                           ----------------------------------------
                                                           60,000

                           9.6.4.12 A shortfall of 24,000 still remains (30,000
                                    less 6000 paid for by Edison) and is divided between Edison and DWP:

                                     Edison's Specified Volume (60,000) = 80%
                                     ----------------------------------------
                                                       Combined Volume (75,000)

                                     DWP's Specified Volume (15,000) = 20%
                                     -------------------------------------
                                                       Combined Volume (75,000)

                                     Thus: Edison pays 80% of 24,000 = 19,200
                                     DWP pays 20% of 24,000     =        4,800

                                    Edison has paid for 55,200 units (30,000 +
                                    6,000 + 19,200) and Edison's final
                                    contribution, as a percentage of its
                                    Specified Volume, is equal to

                                     55,200 = 92%
                                     ------
                                     60,000

                                    DWP has paid for 13,800 units (9,000 +
                                    4,800) and DWP's final contribution, as a
                                    percentage of its Specified Volume, is equal
                                    to 13,800 = 92%
                                       ------
                                       15,000

         9.7      Miscellaneous

                  9.7.1 Contractor agrees that any agreement it has, or in which it may enter with other utilities or agencies for a recycling program, shall not detrimentally affect Contractor's services under this Agreement.

                  9.7.2 Edison and Contractor agree that the number of units collected for Edison between October 20, 1995 and December 31, 1995 equals 5,207 units (the "1995 Units"), and that the 1995 Units shall be counted towards Edison's Specified Volume for the First Contract Year. The per-unit Basic Recycling Charge to be paid by Edison for the 1995 Units shall be $110.00 per-unit, less a $5.00 per unit credit.

         9.8      Pricing - Direct Assistance Refrigerator Replacement Program

                  Contractor shall be paid by Edison for residential refrigerators delivered to Contractor for recycling as part of Edison's Direct Assistance Refrigerator Replacement Program for the 1996 and 1997 program year as follows:

                  Description                                 Fixed Unit Price
                  -----------                                 ----------------

                  Basic Recycling Charge for$28.50
                  1996 and 1997 program years

                  CFC-11 Recovery Charge forPer Exhibit B
                  1996 and 1997 program years

10.      BILLING

         10.1 Contractor shall submit a weekly invoice reflecting the per-unit charge for the refrigerators and freezers collected, processed, and recycled, the CFC-11 units processed, and for the purchase and approval of U.S. Savings Bonds and incentives. Contractor shall apply a per-unit charge on units that have been disabled and only for the following transactions:

                  10.1.1   Collection of an Eligible Refrigerator or Freezer.

                  10.1.2 Collection contact made for Eligible Refrigerator or Freezer that cannot be removed due to obstruction because of size or structural barrier provided that Contractor obtains written permission from Customer to permanently disable said unit, and Contractor then permanently disables the unit.

                  10.1.3 Collection of an oversized Eligible Refrigerator or Freezer that requires additional trips, personnel, or equipment to execute removal. Additional services for removal of an oversized Eligible Refrigerator or Freezer shall be charged as a single appointment with no extra charge for said additional services.

                  10.1.4 Collection of an Eligible Refrigerator or Freezer that could not be inspected for eligibility confirmation.

         10.2 Contractor shall submit a final invoice in hard copy and in electronic format acceptable to Edison, for each Contract Year. The final invoice shall reflect the credit applied to Edison for collection of refrigerators from DWP or any other source, if any.

         10.3 Contractor shall apply a 25% per unit discount to the Basic Recycling Charge to any additional units when two or more refrigerators or freezers are removed during a single collection appointment from Customer's residence. Said discount shall be clearly documented and identified in Contractor's invoice. This Subsection shall not apply to units collected pursuant to Subsection 7.3.4, above.

         10.4 Contractor shall submit a weekly invoice for the purchase price of the bonds and for other incentive payments and a monthly invoice for the interest charge identified in paragraph 9.5.

         10.5 Edison shall make payment (less any unsubstantiated or incorrect charge):

                  10.5.1 For bond and check incentive services within thirty days of receipt of invoice by Edison's Accounts Payable Department.

                  10.5.2 Of Basic Recycling Fee and CFC-11 Recovery Fee the first of each month for the prior month's invoiced services.

11.      RIGHT TO AUDIT

         Edison, or its Authorized Representative, shall have the right and free access, at any reasonable time during normal business hours, to examine, audit, and copy all Contractor's records and books as related to Contractor's obligations under this Agreement, including, but not limited to, verification of costs to Edison, as claimed by Contractor.

12.      CHANGES

         12.1 Changes to this Agreement shall be made by mutual agreement of the Parties through a written amendment to the Agreement, which shall be incorporated into the Purchase Order by Change Order.

13.      PERMITS, CODES, AND STATUTES

         13.1 Contractor shall perform the Work set forth in this Agreement in accordance with all applicable Federal, state, and local laws, rules, and/or ordinances. Prior to performance of any services, Contractor shall, at its own cost, have obtained, and shall have required all Subcontractors to obtain, all licenses and permits required by law, rule, regulation, and ordinance, or any of them, to engage in the activities required in connection with this transaction. Contractor also represents and warrants that, to the best of its knowledge, based upon reasonable and prudent inquiry, any storage site and any disposal facility to which the Hazardous Materials may be moved are in compliance with any and all federal, state and local laws and regulations pertaining thereto and that such storage sites and disposal facilities are suitable and may lawfully receive and/or dispose of the Hazardous Materials.

         13.2 Contractor shall comply with all applicable local, state, and federal safety and health laws in effect on the date of this Agreement, including, but not limited to, EPA, California EPA, RCRA, the Occupational Safety and Health Act of 1970 (OSHA), and all standards, rules, regulations, and orders issued pursuant to such local, state, and federal safety and health laws. Should any such law, rule, or regulation be enacted or promulgated subsequent to the date of this Agreement, which renders Contractor's performance impractical, Contractor and Edison shall, in good faith, negotiate an amendment to this Agreement reasonably compensating Contractor for its additional costs; provided, however, that the requirement in
                  Section 19.3 of this Agreement that the TRC and UC ratios each be 1.0 or greater continue to be met.

14.      WARRANTY

         Contractor warrants to Edison that the Work shall be performed in a competent manner, in accordance with this Agreement, and that the acceptance, handling, storage, recycling, and disposal of the Refrigerators and Freezers and the Hazardous Materials shall be in accordance with (i) the requirements of this Agreement and (ii) the applicable local, state, and federal laws and regulations in effect at the time of the work performed.




15.      TITLE

         15.1 Title to the Hazardous Materials shall pass to Contractor when Contractor collects refrigerators and freezers from customers.

         15.2 Title of collected Refrigerators and Freezers shall pass to Contractor.

16.      INSURANCE

         16.1 Without limiting Contractor's liability to Edison, including the requirements of Section 18.0 Indemnity, Contractor shall maintain for the Work, and shall require that each Subcontractor of the first tier maintain, at all times during the Work and at its own expense, valid and collectible insurance as described below. This insurance shall not be terminated, expire, not be materially altered, except on thirty days prior written notice to Edison. Contractor shall furnish Edison with certificates of insurance on forms acceptable to Edison and shall require each Subcontractor of the first tier to furnish Contractor with certificates of insurance, as evidence that policies do provide the required coverages and limits of insurance listed below. Such certificates shall be furnished to Edison's Program Manager by Contractor by January 1 of each Contract year upon receipt of the Purchase Order, but in any event prior to start of the Work for each Contract Year, and by Subcontractor for the first tier upon receipt of its subcontract, but in any event prior to start of its portion of the Work. Any other insurance carried by Edison, its officers, agents, and employees, which may be applicable, shall be deemed to be excess insurance, and Contractor's insurance shall be deemed primary for all purposes notwithstanding any conflicting provision in Contractor's policies to the contrary.

                           (i) Workers' Compensation Insurance with statutory limits, as required by the state in which the Work is performed, and Employer's Liability Insurance with limits of not less than $5,000,000. Carriers furnishing such insurance shall be required to waive all rights of subrogation against Edison, its officers, agents, employees, and other contractors and subcontractors.

                           (ii) Comprehensive Bodily Injury and Property Damage Liability Insurance, including owners' and contractors' protective liability, product/completed operations liability, contractual liability, and coverage for liability incurred as a result of sudden and accidental discharge, dispersal, release or escape of polluting materials, (excluding automobile) with a combined single limit of not less than $3,000,000 for each occurrence. Such insurance shall:
                           (a) acknowledge Edison, its officers, agents, and employees, and additional insureds; (b) be primary for all purposes; and (c) contain standard crossliability provisions.

                           (iii) Automobile Bodily Injury and Property Damage Liability Insurance with a combined single limit of not less than $3,000,000 for each occurrence. Such insurance shall cover liability arising out of the use by Contractor and Subcontractors of owned, non owned and hired automobiles in the performance of the Work. As used herein, the term "automobile" means vehicles licensed or required to be licensed under the Vehicle Code of the state in which the Work is performed. Such insurance shall acknowledge Edison as an additional insured and be primary for all purposes.

                           (iv) Environmental Impairment Expense Insurance with a combined single limit of not less than $5,000,000 for each occurrence and overall limits of $10,000,000. Such insurance shall provide coverage for necessary costs or expense of removing, cleaning-up, transporting, nullifying, and rendering ineffective, or any of them, any substance which has caused environmental impairment and such insurance shall contain no exclusions for non-sudden and/or non-accidental discharge, release or escape of polluting materials. Such insurance shall acknowledge Edison as an additional insured and be primary for all purposes.

                           Contractor shall report immediately to Edison and confirm in writing any injury, loss, or damage incurred by Contractor or Subcontractors in excess of $500.00, or its receipt of notice of any claim by a third party in excess of $500.00, or any occurrence that might give rise to such claim.

                           If Contractor fails to comply with any of the provisions of this Section 16.0, Contractor shall, at its own cost, defend, indemnify, and hold harmless Edison, its officers, agents, employees, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees and expenses, or any of them, resulting from the death or injury to any person or damage to any property to the extent that Edison would have been protected had Contractor complied with all of the provisions of this Section.


17.      ADDITIONAL PARTICIPATION LEVELS

         Contractor acknowledges that the Program funding for the First Contract Year and the Program funding for the Second Contract Year contemplated by this Agreement are subject to approval by the California Public Utilities Commission ("CPUC").

         Edison shall take all reasonable actions necessary to apply for and obtain funding for the First Contract Year and for the Second Contract Year at 50,000 units for each of said years and to take reasonable actions necessary to obtain Customer participation for such years at such levels provided that the TRC and UC ratios required under Section
         19.3 are still met. Edison shall not take any action before the CPUC which could be reasonably calculated to influence the CPUC or any board, division, committee or member thereof to reject Edison's proposed funding of the Program, at the level of 50,000 units per year, for the First Contract Year and 50,000 units for the Second Contract Year. In addition to such other efforts as Edison shall take to encourage Customer participation in the Program, Edison shall spend not less than Five Hundred Thousand Dollars ($500,000) in both the First Contract Year and not less than an additional Five Hundred Thousand Dollars ($500,000) in the Second Contract Year for advertising and promotion of the Program. Contractor acknowledges and understands that Edison's annual forecast advice filing for the Second Contract Year (due October 1, 1996 to the CPUC) shall not reflect an amount greater than Edison's Specified Volume for the Second Contract Year.

18.      INDEMNITY

         18.1 Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless Edison, its officers, directors, employees, agents, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, suits, demands, actions, causes of action, costs, expenses, including attorney's fees and expenses, or any of them resulting from the death or injury to any person or damage to or destruction of any property caused by Contractor, Subcontractors, and employees, officers and agents of either Contractor or Subcontractors, or any of them, and arising out of or attributable to the performance or nonperformance of Contractor's obligations under this Agreement and including, without limitation, failure to comply fully with every federal, state, or local law, statute, regulation, rule, ordinance, or government directive which directly or indirectly regulates or affects the handling, storage, recycling, or disposal of the Hazardous Materials to be managed by Contractor hereunder. In all cases of death or injury to employees, officers or agents of either Contractor or Subcontractors, whether or not caused by Contractor, Edison shall be indemnified by Contractor for any and all liability except to the extent such death or injury results from the negligence of Edison.

         18.2 Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless Edison, its officers, directors, employees, and agents, assigns, and successors in interest, from and against any and all liability imposed upon, or to be imposed upon Edison, under any law imposing liability for the environmental clean-up of the Hazardous Materials at any location (other than Edison's property) where the Hazardous Materials have been placed, stored or disposed of in the performance or nonperformance of Contractor's obligations under this Agreement, or any other site to which the Hazardous Materials have migrated.

         18.3 The indemnities set forth in this Section 18.0 shall not be limited by the insurance requirements set forth in Section 16.0.

19.      TERM AND TERMINATION

         19.1 This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1997, or until Contractor has picked up all units called in prior to December 31, 1997, whichever is later. This Agreement may be extended as agreed to in writing by the parties.

         19.2 Either Party may terminate the Agreement for cause by 180 days advance written notice, and failure to cure, to the other Party. If the default has not been cured within said time period, the non-defaulting party may declare this contract terminated, effective the last day of said notice period. Contractor shall be paid for its services rendered to the date of said termination with all required specified volumes prorated to the date of termination.

                  FOR EXAMPLE:

                  Notice of Termination March 1. Termination effective September
                  1. Edison's Specified Volume 30,000. Edison's prorated Specified Volume 22,500. Actual units collected from Edison customers 17,500. Other Specified Volume, prorated to September 1, is 500.

                  Edison pays for 22,500 units (since greater than actual number collected) less any units invoiced and for which Edison has already paid and less 500 Other Specified Volume Units.

         19.3 Under Rule No. 6 of the CPUC's Adopted Rules, Terms and Definitions for DSM Programs, as adopted in D.95-06-016, the CPUC requires that the Program's Total Resource Cost ("TRC") ratio and Utility Cost ("UC") ratio each be 1.0 or greater. Edison and Contractor are working together on Program design, and measurement and evaluation, and alternative sources of cost recovery of the per-unit CFC-11 Recover Charge in an effort to ensure that the Program will have TRC and UC ratios, each, of 1.0 or greater for the Second Contract Year. Edison and Contractor agree that all costs associated with the Direct Assistance Refrigerator Replacement Program, including, without limitation, any Edison costs or any Contractor costs, whether direct or indirect, shall not be included for purposes of determining the TRC and UC ratios for the Refrigerator Recycling Program described herein.

                  At the same time that Edison provides a draft of its annual forecast advice filing (due October 1, 1996 to the CPUC) to Edison's Policy Advisory Group (approximately thirty (30) days prior to October 1, 1996), Edison shall provide Contractor with Edison's preliminary forecast of the TRC ratio and UC ratio for the Program's Second Contract Year, along with assumptions pertinent to said determination. If the TRC and UC ratios are forecasted to be less than 1.0, then Edison shall provide Contractor with all reports, findings, research data, assumptions, summaries and other information or data pertinent to said determination. If the TRC ratio and the UC ratio are each not 1.0 or greater, Edison shall work with Contractor to determine if the TRC and UC ratios for the Second Contract Year are correct. If upon preparation of Edison's annual forecast advice filing (due October 1, 1996 to the CPUC), Edison still reasonably determines that, despite the foregoing efforts, the Program for the Second Contract Year is forecasted not to achieve a TRC ratio and UC ratio each of at least 1.0 or greater, Edison shall have the right to terminate this Agreement upon 30 days prior written notice to Contractor with respect to the Second Contract Year only. In the event the Agreement is terminated pursuant to this Subsection, then Edison shall be released from any and all of its obligations under this Agreement for the Second Contract Year only, including, but not limited to, payments to Contractor for Edison's Specified Volume for the Second Contract Year.

         19.4 Edison shall have the right to terminate this Agreement by 30 days advance written notice to Contractor upon CPUC mandate, or upon depletion of the amount of funding authorized by the CPUC for each of the First Contract Year and Second Contract Year. In the event the Agreement is terminated upon CPUC mandate, Edison shall pay Contractor all amounts owed under the Agreement as of 30 days after Edison's written notice to Contractor of the CPUC's mandate (the "Termination Date"). In such event, Edison shall only be obligated to pay Contractor for such Refrigerators and Freezers actually collected by Contractor for recycling as of the Termination Date, and shall not be obligated to pay Contractor for units not collected but which would otherwise be required to be paid for as units comprising Edison's Specified Volume.

         19.5 In the event of termination pursuant to Section 19, Contractor and Edison shall work cooperatively to facilitate the termination of the Program.

         19.6 Each Party shall immediately provide at no cost to the other any testimony, or any communications with the CPUC, or any board, division, committee or member thereof, which could reasonably be anticipated to effect the Program or which addresses the Program in any manner.

20.      SUBCONTRACTS

         20.1 Contractor shall contractually require each Subcontractor of the first tier providing service in connection with the Work to be bound by general terms and conditions protecting Edison which are equivalent to the terms and conditions of this Agreement.

         20.2 Contractor shall, at all times, be responsible for the Work, and acts and omissions, of Subcontractors and persons directly or indirectly employed by them for services in connection with the Work. The Purchase Order and this Agreement shall not constitute a contractual relationship between any Subcontractor and Edison nor any obligation for payment to any Subcontractor.

21.      CALIFORNIA PUBLIC UTILITIES COMMISSION

         This Agreement and the Purchase Order incorporating this Agreement shall at all times be subject to such changes or modifications by the CPUC as it may from time to time direct in the exercise of its jurisdiction.

22.      NON-WAIVER

         None of the provisions of the Agreement shall be considered waived by either Party unless such waiver is specifically stated in writing.

23.      ASSIGNMENT

         Neither party shall delegate or assign the Agreement, or any Purchase Order incorporating this Agreement, or any part or interest thereof, without the prior written consent of the other Party, and any assignment without such consent shall be void and of no effect.

24.      FORCE MAJEURE

         Failure of Contractor to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycott efforts, earthquakes, fires, floods, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including, without limitation, any agency or department of the United States of America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes which are reasonably beyond the control of the Contractor.

25.      GOVERNING LAW

         The contract shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

26.      SECTION HEADINGS

         Section headings appearing in this Agreement are for convenience only and shall not be construed as interpretations of text.

27.      SURVIVAL

         Notwithstanding completion or termination of the Work, of this Agreement, any amendment to the Agreement, or of any Purchase Order or Change Order, the Parties shall continue to be bound by the provisions of this Agreement and any Purchase Order incorporating this Agreement, amendment to this Agreement and Change Orders, which by their nature shall survive such completion or termination. Such provisions shall include, but not be limited to, Contractor's indemnity protecting Edison from any liability for environmental clean up as provided in
         Section 18 of this Agreement.

28.      NONRELIANCE

         Neither party has relied upon any representation, warranty, projection, estimate or other communication from the other not specifically so identified in this Agreement.

29       ATTORNEYS' FEES

         In the event of any legal action or other proceeding between the parties arising out of this Agreement or the transactions contemplated herein, the prevailing party in such legal action or proceeding shall be entitled to have and recover from the other party all costs and expenses incurred therein, including reasonable attorneys' fees.

30.      COOPERATION

         Each of the parties agrees to cooperate with the other in whatever manner reasonably required to facilitate such parties' successful completion of the Agreement.

31.      ENTIRE AGREEMENT

         This Agreement contains the entire agreement and understanding between the Parties and merges and supersedes all prior representations and discussions pertaining to the Agreement, including Contractor's proposal. Any changes, exceptions, or different terms and conditions proposed by Contractor, or contained in Contractor's acknowledgment of the Agreement, or Change Order, are hereby rejected unless expressly stated in the Agreement or incorporated by a Change Order.


CONTRACTOR:

APPLIANCE RECYCLING CENTERS                 SOUTHERN CALIFORNIA
OF AMERICA, INC.                            EDISON COMPANY


By:  _________________________              By: __________________________
         Its:_____________________                   Its:_____________________

Dated as of __________________              Dated as of __________________